Wednesday, January 4, 2017
FOR IMMEDIATE RELEASE

Washington Federal Announces CEO Succession Plan
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    Washington Federal, Inc. (NASDAQ: WAFD) today announced that effective April 1, 2017, CEO Roy M. Whitehead will move into a new role as Executive Chairman of the Board of Directors of Washington Federal. Brent Beardall, currently President & Chief Banking Officer, will succeed Whitehead and carry the title President and CEO, becoming the sixth CEO in the 100 year history of Washington Federal. With the transition, Beardall will join the Company’s Board of Directors.

    Whitehead, age 64, joined Washington Federal in September 1998. He was named President in March 1999, became CEO in October 2000, and added the Chairman title in 2006. In addition to chairing the Board of Directors, Whitehead will work closely with the new CEO to ensure a smooth transition.

    Beardall, age 45, joined Washington Federal in 2001 as Controller after serving as Audit Manager with Deloitte & Touche for three years. In 2003, he was promoted to Chief Financial Officer and joined the executive management committee. In March 2014, Beardall became Chief Banking Officer responsible for all client-facing activities and in July 2016, he was named President. Beardall is a Certified Public Accountant. He earned a B.S. degree in accounting and a Master’s in Accountancy at Brigham Young University. In 2013, he completed the Stanford University Graduate School of Business Executive Program and currently serves on the board of the YMCA of Greater Seattle.

    "Washington Federal is very fortunate to have an executive with the talent, intellect, energy and authentically warm personality that Brent brings to work every day. It has been my distinct privilege to work side-by-side with him during the past fifteen years through the many challenges faced and advances made by the Company during that time. He is the right person for the job and the business will undoubtedly continue to thrive under his leadership," said Chairman & CEO Roy Whitehead.

Washington Federal, Inc. is the parent company of Washington Federal N.A., a national bank that provides consumer and commercial deposit accounts, financing for small to middle market businesses,

commercial and residential real estate, including consumer mortgages, home equity lines of credit and insurance products through a subsidiary. Established in 1917, the Company operates 238 branches in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. As of September 30, 2016, the Company reported $14.9 billion in assets, $10.6 billion in deposits and $2.0 billion in stockholders’ equity.

Contact:
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode
206-626-8178
Brad.Goode@wafd.com